AGREEMENT

THIS AGREEMENT (this "Agreement"), effective as of June 17, 1996, between CHEVRON U.S.A. INC. ("Chevron") and FOTOBALL USA, INC.
("Fotoball");

WHEREAS, Chevron holds all copyright and other rights in certain car characters created by Aardman Studios (the "Characters") and associated names for the Characters created by Chevron; and

WHEREAS, Fotoball has produced for Chevron a toy car Prototype (defined below) based on the Freddy 4-Wheeler Character; and

WHEREAS, Chevron intends to use the Freddy 4-Wheeler Character as the basis of an in-station promotion whereby participating Chevron branded retail outlets will sell toy cars identical in all material respects to the Prototype (the "Cars") from approximately December 1, 1996 to approximately
January 15, 1997 (the "Promotion");

NOW, THEREFORE, the parties hereto agree as follows:

1.   FUNDAMENTAL OBLIGATIONS

During the term of this Agreement and in accordance with the terms and conditions set forth herein:

(i) Fotoball (either directly or through its subcontractors) shall design, manufacture and package the Cars, sell and deliver the Cars to Chevron and its dealers and jobbers and provide information to Chevron dealers and jobbers in connection with the Promotion; and (ii) Chevron shall purchase a minimum of 500,000 Cars.

2.    DESIGN AND MANUFACTURE OF THE CARS

   (a) Fotoball is responsible for all aspects of the design and production of the Cars. All versions of the Cars shall conform to the specifications attached hereto as Exhibit A (the "Specifications"). Fotoball has already designed and produced one prototype Car based on the Freddy 4-Wheeler Sport Utility Vehicle Character (the "Prototype"). Chevron approved the Prototype on June 17, 1996. Fotoball has begun the production of the production molds to be used in connection with the Cars, other than the Prototype and Sample Car, based on such approval.

   (b) Fotoball delivered to Chevron by July 22, 1996 two hundred (200) hand made Cars to be used as sales samples of the Freddy 4-Wheeler Sport Utility Vehicle ("F4W") (the "Sample Car"). Fotoball warrants that it used commercially reasonable efforts to make the Sample Car identical to the approved Prototype in all material respects and to meet the applicable Specifications, except that the doors do not open and the eye mechanisms do not operate. Chevron acknowledges that Fotoball manufactured the Sample Car by hand and that such Samples will have a limited life and unpredictable quality. Chevron has inspected the Sample Cars and has confirmed in writing any deviations from the Prototype or other material problems that Fotoball will be expected to avoid in producing the production Cars.

   (c) Fotoball shall deliver to Chevron production samples (manufactured using the production molds) of the F4W, without final packaging, on or before October 7, 1996. Fotoball shall ensure that the production samples are identical to the approved Prototype in all material respects, meet the applicable Specifications and avoid any problems with the Sample Cars identified by Chevron. Chevron shall inspect the production samples and notify Fotoball in writing within five (5) business days of their delivery that the production samples are either approved or contain deviations or problems that need to be fixed. Fotoball shall propose in writing various options to resolve any such deviations or problems identified by Chevron within three (3) days. Such options shall include a description of any impact or changes in the Schedule. Chevron shall consider such options and instruct Fotoball in writing within three (3) business days as to how it should proceed. Fotoball shall bear the actual cost of fixing any material deviations from the Prototypes and Specifications and maintaining the schedule set forth as Exhibit B (the "Schedule").

   (d) Subject to Section 5, Fotoball shall manufacture the Cars and ship them to the United States in accordance with the Schedule. Fotoball shall manufacture at least 101.5% of the Initial Order (defined below) to provide sufficient inventory for replacing defective and damaged inventory. Such inventory will not be available for reorders or purchases unless agreed to by Fotoball at the end of the Promotion.

3.    DESIGN AND MANUFACTURE AND DELIVERY OF THE PACKAGING

   (a) Fotoball shall be responsible for all aspects of the manufacture of the Cars packaging and inserts (owner's manual and business reply card). Fotoball has submitted design options to Chevron for the packaging and inserts and Chevron has approved one of these options. Chevron has made available to Fotoball the "illustrator of record" ("Illustrator") who shall be art-directed by Fotoball regarding illustration services for the packaging and inserts. Responsibility for the legal aspects of the design of the Cars' packaging shall be shared as follows: Fotoball shall be responsible for compliance with all applicable laws and regulations specifically relating to the packaging of toys, and all applicable laws and regulations relating to imported products; Chevron shall be responsible for compliance with all applicable laws and regulations relating to the depiction and use of all trademarks, trade names or trade dress.

   (b) Chevron shall provide Fotoball with camera ready artwork and the paper specifications needed to comply with U.S. Postal Service requirements for the business reply cards by August 23, 1996.

   (c) Chevron shall pay the Illustrator directly as well as reimburse
Fotoball for the actual, reasonable cost (on a time and materials basis) for creative design, match prints and final film (the cost of which, as had been agreed, will not exceed $30,000.00). Fotoball shall be responsible for all printing costs of the packaging and inserts, including packaging and an owner's manual for each Car ordered and one million 3-1/2" x 6" four color/one color business reply cards.

   (d) Fotoball shall submit match prints of the packaging and inserts on or before September 2, 1996. Chevron shall inspect such match prints and notify Fotoball in writing within five (5) business days of its receipt that the match prints are either approved or contain deviations or problems that need to be fixed. Fotoball shall propose in writing various options to resolve any such deviations or problems identified by Chevron within three (3) business days. Such options shall include a description of any impact or changes to the Schedule. Chevron shall consider such options and instruct Fotoball in writing within three (3) business days as to how it should proceed. Fotoball shall bear the actual cost of fixing any material deviations or problems and maintaining the Schedule.

   (e) Fotoball shall deliver to Chevron press proofs of the packaging, and inserts on or before September 30, 1996. The press proofs shall comply with all applicable laws and regulations, conform to any applicable specifications provided by Chevron and contain all mutually agreeable changes recommended by Fotoball. Chevron shall provide written approval or disapproval of the packaging press proofs within five (5) business days of its receipt of such press proofs. Fotoball shall propose in writing various options to resolve any such deviations or problems identified by Chevron within three (3) business days. Such options shall include a description of any impact or changes to the Schedule. Chevron shall consider such options and instruct Fotoball in writing within three (3) business days as to how it should proceed. Fotoball shall bear the actual cost of fixing any material deviations or problems and maintaining the Schedule. The press proofs may be retained by Chevron.

   (f) Fotoball shall manufacture the packaging and inserts so that it is identical in all material respects to the approved press proofs. Fotoball shall not manufacture or produce any material that departs from Chevron -approved press proofs in any respect without Chevron's prior written consent.

4.    ORDER AND DELIVERY OF CARS

   (a) The "Initial Order" shall mean the compilation of all orders for Cars from Chevron and its dealers and jobbers (including Chevron's order for inventory to fill reorders) which are received by Fotoball on or before September 16, 1996.

   (b) Chevron will solicit the Initial Order for Cars from each participating retail outlet and send Fotoball written notification of the Initial Order by September 16, 1996. Each order shall set forth the number of Cars ordered and the address to which such Cars are to be shipped.

   (c) Fotoball shall ship the Initial Order as set forth in Exhibit B and shall provide inventory management services for the Cars in the Initial Order to be delivered to Alaska.

   (d) Fotoball shall take all reorders directly from participating retail outlets. Such reorders shall be filled using the inventory purchased by Chevron in the Initial Order for such purpose. In addition, Fotoball shall act as the initial point of contact to answer calls from Chevron dealers and jobbers regarding the Promotion. During the Promotion, Fotoball shall maintain a toll-free hotline operated from 6:30 a.m. to 3:30 p.m. Pacific time, Monday through Friday (with the exception of legal holidays), for such purposes, and Chevron shall provide Fotoball with a guidebook to assist Fotoball in answering any such calls. Fotoball shall ship all reorders via the method requested by the retail outlet within 24 hours of receipt. Fotoball shall forward to the appropriate person at Chevron any call it cannot answer itself. The operational period of the hotline may be modified as mutually agreed by Chevron and Fotoball.

   (e) Chevron may order additional Cars in excess of the Initial Order during the Promotion or at anytime prior to December 31, 1997. Such additional cars shall be delivered and paid for on the dates determined by mutual agreement between the parties.

   (f) All shipments of the Cars will be delivered by Fotoball directly to the location specified in each order. Each Car shipped by Fotoball shall be properly packaged for retail sale in 40 Car containers.

5.   DELAYS

     Subject to the next succeeding sentence, Fotoball shall adhere to (and bear all costs required to maintain) the Schedule and the other dates set forth herein; provided that where Chevron's approval or instruction or delivery of materials is required herein, Fotoball may not proceed without Chevron's written approval or instruction or such materials. Fotoball shall be entitled to (i) a day-for-day extension for any delay caused by Chevron in failing to provide timely approval or instruction or materials, plus
 (ii) the actual increase in costs, if any, which it suffers; provided that Fotoball seeks such approval or instruction or materials via facsimile from Chevron prior to and after the allotted time for such approval or instruction expires. Fotoball shall promptly notify Chevron in the event it has reason to suspect that any portion of the Schedule may be delayed.

6.   EXCLUSIVITY AND RESTRICTIONS

   (a) Chevron shall not purchase for the Promotion toy cars similar to the Prototypes from anyone other than Fotoball. Chevron retains the right to purchase from others: (i) promotional items (other than plastic toy cars for the Promotion), such as key chains, pins, inflatable cars, stuffed cars, etc. during and after the Promotion and (ii) plastic toy cars (whether based on F4W or other Characters) for use after the Promotion.

   (b) No right or license is granted to Fotoball except as expressly stated herein. Without limiting the generality of the foregoing, Fotoball shall not use or distribute materials containing the Characters or Chevron's logo unless agreed to in writing by Chevron.

7.   PAYMENTS

   (a) The price Chevron will pay for the Cars ordered and delivered shall be determined by the following formula:

        Price =$3.23    per Car, plus

               $0.99    per Car (for air shipping from Hong Kong to the U.S.),

                        plus

            $900,000    (to cover fixed costs), plus

additional charges for Alaska and Hawaii pursuant to Section 7(b), plus additional charges for creative services pursuant to Section 3(c).

     With respect to orders made after the Promotion, the foregoing amount is subject to adjustment for any change in the actual cost of materials and/or shipping, unless a lower price is agreed to between the parties. All costs, including the cost of the molds, Sample Cars, Prototypes, packaging and services is incorporated into the foregoing price formula, except for Chevron caused delay costs as provided in Section 5 and certain post-Promotion storage costs as provided in Section 13(c).

   (b) Chevron shall pay to Fotoball i) $0. 10 per Car for all Cars in the Initial Order delivered to Alaska for the additional cost of inventory management of such Cars and ii) the difference between published UPS air shipping rates (at the time of actual shipping) and the predetermined ground shipping allowance for reorders of Cars delivered to Alaska and Hawaii.

   (c) Chevron shall pay to Fotoball three hundred thousand dollars ($300,000) upon execution of this Agreement. Fotoball shall invoice Chevron for creative services identified in Section 3(c) upon completion of such creative services. Subject to Fotoball's performance as indicated on Exhibit B, Fotoball shall invoice Chevron for the remaining balance on December 6, 1996. Fotoball shall invoice Chevron for the incremental increase in cost due to expedited shipping of reorders, if expedited shipping is requested and for additional charges incurred pursuant to Section 7(b) (associated with delivery to Alaska and Hawaii) on or about February 1, 1997 and March 1, 1997. Fotoball shall invoice Chevron for the amount of Chevron's delay costs incurred in accordance with Section 5 hereof and the increased costs caused by Chevron's changes determined in accordance with Section 2(c) upon submission of receipts and other acceptable proof of such costs. Chevron shall pay all undisputed amounts set forth in such invoices within thirty (30) days of the date of receipt. Chevron shall be responsible for and pay directly to Aardman Studios any fees or royalties due in connection with the license granted by Aardman Studios to Chevron regarding the Characters used in the Promotion.

   (d) The price of the Cars noted above includes full and complete compensation for everything provided in connection with Fotoball's performance hereunder. Such price is not subject to increase due to any: use tax, sales tax, value added tax or any other applicable taxes; import/export duties or levies; ground, air or sea freight or domestic or international shipping charges; handling fees; warehousing or storage charges; insurance fees; costs for the design, development, manufacture, transport, packaging and delivery of the Cars (other than as provided in Section 7(b) above); costs for support of the Promotion; costs associated with the development and production of the models, tooling, samples or molds (other than as provided in Section 2(c)); charges for the cost of materials; costs for product safety testing, packaging (other than as provided in Section 3(a)), shipping (including customs, brokers and clearance fees) or other transportation to Chevron dealers (other than as provided in Section 7(b) above); fees for insurance outlined herein, reorder processing and program support (including access to an 800 operator) or warehousing or shipping of additional Cars through the conclusion of the Promotion and all warehousing of all Cars purchased until thirty (30) days following the conclusion of the Promotion.

8.   WARRANTY

     Fotoball warrants that the Cars and packaging will be new and first class, free from defects in materials and workmanship, fit for their intended purpose and will conform to the Specifications (and applicable specifications, respectively) and that the Cars will be identical in all material respects with the Prototypes. Fotoball further warrants that the Cars and the Cars' packaging will comply with all applicable industry and government safety regulations and standards, including but not limited to the Consumer Product Safety Act, the Hazardous Substance Act, the Child Protection and Safety Act and the Toy Manufacturers of America Safety Standards (as contained in
ASTM F963-86). Prior to approval of production samples pursuant to Section 2(c), Fotoball shall furnish Chevron with certificates of approved independent testing laboratories certifying that the Cars and Car packaging and inserts comply with such regulations and standards. Fotoball warrants that defects and deviations from the Prototypes or Specifications found in the production sample Cars can be corrected within the time allotted in the Schedule, so that such defects and deviations do not appear in the Cars ordered for the Promotion. Fotoball warrants that all services shall be performed by qualified, competent personnel in a courteous, timely and professional manner.

9.   TERM

     The term of this Agreement will commence effective as of June 17, 1996 and expire December 31, 1997, unless sooner terminated hereunder or extended by mutual agreement. Indemnity, warranty and other obligations intended to survive termination shall survive expiration or termination.

10.  TITLE AND RISK OF LOSS

     Title to the Cars shall pass from Fotoball to Chevron upon receipt by Chevron or its jobbers or dealers. Fotoball shall, at its sole expense, warehouse the Cars, retaining risk of loss and shall take all reasonable precautions in caring for the Cars during the term of this Agreement. Risk of loss shall pass to Chevron upon delivery to participating retail outlets. Fotoball shall own any excess inventory of materials and/or Cars and/or packaging, subject to Section 6(b). Unless otherwise agreed in writing, Chevron shall own all other workproduct arising from Fotoball's performance of this Agreement, including, without limitation, the production molds, all drawings, sketches, designs, and any and all patents, copyrights, tradesecrets, trademarks (including trade dress) or other intellectual property rights arising out of the foregoing. Fotoball shall execute any documents and take any other action reasonably requested by Chevron to perfect its rights in the foregoing.

11.   INSURANCE

   (a) Fotoball agrees to maintain at its expense at all times during the term of this Agreement: (i) comprehensive general liability insurance (bodily injury and property damage), including endorsements for contractual and product liability, of not less than $500,000 combined single limit per occurrence; (ii) hired and non-owned automobile liability insurance (bodily injury and property damage) of not less than $500,000 combined single limit per occurrence; (iii) property insurance, product insurance and cargo insurance of not less than $1,000,000 combined single limit per occurrence covering the replacement costs of the production molds and the Cars while in transit and while in the care, custody and control of Fotoball (such insurance shall name Chevron as the loss payee with respect to the production molds); (iv) workers compensation, employer's liability and any other insurance or bonding prescribed by applicable law; and (v) excess liability insurance of not less than $1,000,000 per occurrence in excess of clauses (i), (ii) and (iv) (except workers compensation insurance) above, each of which names Chevron as an additional insured. The workers' compensation insurance required herein shall contain a waiver of subrogation against Chevron.

   (b) As proof of such insurance, a certificate of insurance naming Chevron as an insured party and indicating thereon that the insurance may not be changed, canceled, or allowed to lapse through non-renewal or failure to pay the premium therefor except upon not less than thirty (30) days written notice to Chevron, will be submitted to Chevron by Fotoball within thirty (30) days after the date of this Agreement.

   (c) If Fotoball fails to furnish proof of such insurance as required above, or if at any time during the term of this Agreement Chevron is notified of the change, cancellation or lapse of such insurance, which change, cancellation or lapse Fotoball does not rectify within ten (10) days of the insurance status change, Chevron, in addition to all other remedies available to it hereunder, may at its option obtain such insurance coverage and bill Fotoball for the premium cost thereof. Fotoball agrees to remit such premium to Chevron within ten (10) days of receipt of notice from Chevron of the amount of such premium cost. Such premium cost is in addition to any other payments due under this Agreement. Fotoball's indemnity and other obligations shall not be limited by the foregoing insurance requirements.

12.   INDEMNIFICATION

   (a) Fotoball shall defend, indemnify and save harmless Chevron and any company in which Chevron owns at least fifty per cent of the shares entitled to vote at a general election of directors, and the officers, directors, employees, agents and vendors of any of them (collectively, "Chevron indemnitee"), from and against any and all loss, damage, injury and liability (including costs and reasonable attorney's fees), relating to or arising out of Fotoball's making, performance or breach of this Agreement. The Chevron indemnitee's rights to indemnification under the foregoing shall be independent of any rights to insurance as provided in Section 8 hereof.

   (b) Chevron shall defend, indemnify and save harmless Fotoball and any company in which Fotoball owns at least fifty per cent of the shares entitled to vote at a general election of directors, and the officers, directors, employees, agents and vendors of any of them (collectively, "Fotoball indemnitee"), from and against any and all loss, damage, injury and liability (including costs and reasonable attorney's fees), relating to or arising out of a claim or demand alleging that the design, manufacture, or sale of the Cars or packaging in accordance with this Agreement infringes intellectual property rights in the Characters or Chevron products.

13.   TERMINATION

   (a) Either party may terminate this Agreement upon a material breach that is not cured within twenty (20) calendar days of notice thereof.
   (b) Fotoball agrees that upon termination of this Agreement, Fotoball shall forthwith cease and desist in the manufacture of the Cars.
   (c) Fotoball agrees that upon completion of the Promotion, at Chevron's written election, Fotoball shall either (i) destroy, at its own expense,
(ii) deliver to Chevron at Chevron's expense or (iii) store at Chevron's expense all plates, molds, preprints, matrices and other devices using the Cars. In the event Fotoball stores such items at Chevron's expense, Fotoball shall credit such storage costs towards any future orders of Cars Chevron may make.

14.  RIGHT TO AUDIT

     Fotoball shall maintain true and correct records in connection with this Agreement and all transactions related thereto for at least 24 months after the delivery of the products or the provision of services hereunder. Chevron may from time to time, during regular business hours and with 48 hours notice, make an audit of all records of Fotoball. Upon completion of this audit, any amount by which the total payment by Chevron to Fotoball exceeds the amount due Fotoball, as shown by the audit shall be returned to Chevron. Fotoball will provide reasonable assistance and not interfere with Chevron in making such audits.

15.   GENERAL PROVISIONS

   (a) Entire Agreement. This writing represents and expresses the entire agreement of the parties hereto. It replaces and supersedes all prior contracts, representations and understandings (written or oral) between the parties concerning the within subject matter. No amendment of this Agreement shall be binding on the parties unless in writing and signed by authorized representatives of both parties.

   (b) Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement or of any breach or default by the other party shall constitute a continuing waiver of any provision of this Agreement, and no such waiver by either party shall prevent such party from enforcing any and all provisions of this Agreement or from acting upon the same with regard to any subsequent breach or default by the other party.

   (c) Headings. Captions and headings to sections are included solely for convenience and are not intended to affect interpretation of any provision of this Agreement.

   (d) Force Majeure. In the event an act of the government, war conditions, fire, flood, or other act of God prevents either party from performing in accordance with the provisions of this Agreement, such nonperformance shall be excused and shall not be considered a breach or default for so long as the said conditions prevail. However, at any time after a two (2) month period of such nonperformance, either party may terminate this Agreement as to duties to be performed thereafter on thirty (30) days written notice thereof to the other party.

   (e) Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if (i) hand delivered, (ii) mailed registered mail, return receipt requested, postage prepaid, (iii) sent by prepaid express overnight courier service, or (iv) sent by electronic facsimile transmission:

If to Chevron:	Chevron U.S.A. Inc.
                575 Market Street; Room 2326
                San Francisco, California 94105
                Attention: P. A. Fruin
                Fax No. : (415) 894-8552

If to Fotoball:	Fotoball USA, Inc.
                3738 Ruffin Road
                San Diego, California 92123
                Attention: F. Ostern
                Fax No.: (619) 467-9947

or to such other address as any such party may have designated by like notice forwarded to the other party hereto. All notices shall be deemed given when mailed; however, notwithstanding the foregoing, all notices of change of address shall be deemed given when received.

   (f) Further Assurances. The parties agree to execute, acknowledge and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

   (g) Governing Law. This Agreement and the relationship of the parties will be governed by, and interpreted in accordance with, the laws of the State of California, excluding its conflict of laws rules.

   (h) Jurisdiction; Venue. All disputes under or relating to this Agreement shall be brought and decided only by the courts of California. The parties hereby submit to the personal jurisdiction of the federal and state courts located in the state of California. Each party agrees that if so served it will raise no objection to the personal jurisdiction of the court on any matter connected with this Agreement that is within the court's subject matter jurisdiction. Each party hereby waives all rights it has or which may hereafter arise to contest such exclusive jurisdiction or venue.

   (i) Invalidity. If any term or provision of this Agreement or the application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons whose circumstances are other than those as to which it is held invalid or unenforceable, shall not be affected.

   (j) Conflict of Interest. No director, employee or agent of Fotoball shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement with any director, employee or agent of Chevron or any affiliate other than as a representative of Chevron or its affiliate, without prior written notice to Chevron. Fotoball will promptly notify Chevron of any violation of this paragraph, and any consideration received as a result of such violation of this paragraph shall be paid over or credited to Chevron. Additionally, if any violation of this paragraph occurring prior to the date of this Agreement resulted directly or indirectly in Chevron's consent to enter into this Agreement with Fotoball, Chevron may, at Chevron's sole option, terminate this Agreement at any time and, notwithstanding any of the provision of this Agreement, pay no compensation or reimbursement to Fotoball whatsoever for any work done after the date of termination. Chevron or its representatives may audit any and all records of Fotoball pertaining to this Agreement for the sole purpose of determining whether Fotoball has complied with the terms of this paragraph, all in accordance with Section 11 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto intending to be bound hereby executed this Agreement as of the date first above written.

 CHEVRON U.S.A. INC.                          FOTOBALL USA, INC.

By /s/P. E. Kump                              By /s/ Michael Favish
   ----------------------------------            -------------------------
   General Manager, Retail Brand Services        President